Exhibit 99.1

Contacts: John McLaughlin PDL BioPharma, Inc. 775-832-8500 john.mclaughlin@pdl.com	Jennifer Williams Cook Williams Communications, Inc. 360-668-3701 jennifer@cwcomm.org

PDL BioPharma Provides Second Quarter 2012 Royalty Revenue Guidance of $125 Million

INCLINE VILLAGE, NV, June 13, 2012 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced royalty revenue guidance for the second quarter ending June 30, 2012, of approximately $125 million, as compared with actual royalty revenue of $122 million for the second quarter of 2011, a two percent increase.

The forecasted growth in royalty revenues is driven by increased first quarter 2012 sales of Herceptin®, Lucentis®, Xolair® and Tysabri® for which PDL receives royalties in the second quarter of 2012. Sales of Avastin®, Herceptin, Lucentis and Xolair (the Genentech Products) are subject to a tiered royalty rate for product that is made or sold in the United States and a flat royalty rate of three percent for product that is manufactured and sold outside of the United States (ex-US manufactured and sold).  The net sales thresholds and the applicable royalty rates for the Genentech Products are outlined below:

Genentech Products Made or Sold in US	Royalty Rate
Net sales up to $1.5 billion	3.0%
Net sales between $1.5 billion and $2.5 billion	2.5%
Net sales between $2.5 billion and $4.0 billion	2.0%
Net sales exceeding $4.0 billion	1.0%

Genentech Products Made and Sold ex-US
Net sales	3.0%

The second quarter royalty payment from Genentech will be based on all worldwide sales.

Revenue guidance for the second quarter of 2012 is net of an estimated payment due under our February 2011 settlement agreement with Novartis AG (Novartis). PDL pays to Novartis certain amounts based on net sales of Lucentis made by Novartis during calendar year 2011 and beyond. The amount paid is less than we receive in royalties on such sales.

Reported worldwide sales of Herceptin increased four percent in the first quarter of 2012 when compared to the same period in 2011. Roche reported that in 2012, Herceptin global sales growth was driven by expanded access in developing countries, increased and improved HER2 testing and continued uptake in HER2-positive stomach cancer. Additionally, Roche reported that sustained double-digit increases were recorded internationally, with strong demand in Latin America and the Asia-Pacific region. Ex-U.S. manufactured and sold Herceptin sales represented 41 percent of total Herceptin sales in the first quarter of 2012 as compared with 30 percent in the first quarter of 2011.

Reported worldwide sales for Lucentis increased 15 percent in the first quarter of 2012 when compared to the same period in 2011. Lucentis is approved for the treatment of age-related macular degeneration (AMD) in the U.S. and Europe. Lucentis received approval for the treatment of macular edema following retinal vein occlusion (RVO) in June 2010 in the U.S. and in June 2011 in Europe. In January 2011, Lucentis was approved in Europe for the treatment of visual impairment due to diabetic macular edema. All sales of Lucentis were from inventory produced in the U.S.

Reported worldwide sales for Avastin decreased one percent in the first quarter of 2012 when compared to the same period in 2011. Roche has reported that a significant portion of the decline in sales in the U.S. was due to reimbursement uncertainty regarding the metastatic breast cancer indication, which was revoked by the U.S. Food and Drug Administration in November 2011, and that U.S. market share for all other indications remained stable. In Europe, austerity measures along with lower use of Avastin for breast cancer led to lower sales, but market penetration in colorectal cancer remained stable.

Reported worldwide sales for Tysabri increased 13 percent in the first quarter of 2012 compared to the same period in 2011. Tysabri royalties are determined at a flat rate as a percentage of sales regardless of location of manufacture or sale.

The sales information presented above is based on information provided by PDL’s licensees in their quarterly reports to the Company as well as from public disclosures made by PDL’s licensees.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new revenue generating assets and maximizing the value of its patent portfolio and related assets. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;
•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus made or sold in the U.S.;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;
•	The outcome of pending litigation or disputes;
•	The change in foreign currency exchange rate; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual report filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.